Exhibit 99.1

Chicken Soup for the Soul Entertainment Announces Appointment of Two New Directors, Cosmo DeNicola and Martin Pompadur

The Company Will Continue to Work Closely with Former Board Member Peter Dekom on a Broad Set of Initiatives

COS COB, CT – June 18, 2019 – Chicken Soup for the Soul Entertainment, Inc. (“CSS

Entertainment”) (Nasdaq: CSSE), a growing media company building online video on-demand (“VOD”) networks that provide video content for all screens, today announced two new appointments to the Company’s board of directors, Cosmo DeNicola and Martin Pompadur effective June 12th, 2019.

Cosmo DeNicola has founded and grown several national companies to market-leading positions. Mr. DeNicola founded the Cosmo DeNicola Companies, a portfolio company that holds a diverse range of businesses in the healthcare, technology, publishing, professional sports, and entertainment industries. In 1981, Mr. DeNicola founded Amtech Software, a provider of software and hardware solutions for the corrugated manufacturing industry. Mr. DeNicola founded Futura Services Inc., a technology support company, in 1992, and currently serves as its chief sales and marketing officer. He co-founded enterprise mobility provider of wireless/RFID technology, InfoLogix Inc. in 2001 and served as its chief executive officer until the 2006 merger of InfoLogix with New Age Translation, Inc. In 2011, Mr. DeNicola co-found international SAP services company, LogiStar Solutions, and served as its chairman until LogiStar was sold to Ernst & Young in 2014. In 2014, Mr. DeNicola co-founded Pursuit Healthcare Advisors, and served as its chairman until Pursuit Healthcare Advisors was sold to Atos in 2017. In June 2018, Mr. DeNicola was awarded with Ernst & Young's Philadelphia Region Entrepreneur of the Year. In 2019, Mr. DeNicola was honored by the Fox School of Business as one of 100 world-wide entrepreneurs and visionaries who have helped shape the Fox Business School and the business world.

Martin Pompadur has more than 50 years of experience in the media and entertainment industry. Mr. Pompadur began his career at ABC, Inc. in 1960, holding a variety of positions including general manager of the Television Network, vice president of the Broadcast Division, president of the Leisure Activities Group, and vice president of ABC, Inc., culminating with his becoming a member of the ABC, Inc. board of directors. From 1977 through 1982, Mr. Pompadur served as president of Ziff Corporation. Mr. Pompadur was then head of RP Companies from 1982 to 1998. Mr. Pompadur joined News Corporation as executive vice president of News Corporation, president of News Corporation Eastern and Central Europe and a member of News Corporation’s Executive Management Committee in 1998. From January 2000 until November 2008, Mr. Pompadur served as chairman of News Corp Europe. He served as global vice chairman, Media and Entertainment at Macquarie Capital from 2009 to 2016. Mr. Pompadur has served as a director of Nexstar Media Group (Nasdaq: NXST) since November 2003. Previously, Mr. Pompadur served on the boards of IMAX Corporation, ABC, Inc., Ziff Corporation, News Corporation Europe, Sky Italia, News Out of Home, BSkyB, and Metromedia International Group.

“We are thrilled to have Cosmo and Marty join our board of directors,” noted William J. Rouhana Jr., chairman and chief executive officer. “They are seasoned experts with impressive careers and bring with them extensive knowledge of finance, mergers, and acquisitions for media and other companies.”

In connection with the changes to the board of directors and in order to be able to take a more active role in advising the company on a series of initiatives, Peter Dekom stepped down as a member of the board of directors.

“We look forward to working with Peter even more closely in the future. His 40 years of media and entertainment legal, consulting, and entrepreneurial experience will continue to be a major asset to the company. We thank him for his service to date.” said Mr. Rouhana.

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ABOUT CHICKEN SOUP FOR THE SOUL ENTERTAINMENT

Chicken Soup for the Soul Entertainment, Inc. (Nadsaq:CSSE) is a growing media company building and acquiring streaming video-on-demand networks (VOD) that provide content for all screens. The company owns a majority stake in Crackle Plus, a joint venture with Sony Pictures Television, which owns and operates a variety of ad-supported and subscription-based VOD networks including Crackle, Popcornflix, Popcornflix Kids, Truli, Pivotshare, Españolflix and FrightPix. The company also acquires and distributes video content through its Screen Media subsidiary and produces long and short-form content through its Chicken Soup for the Soul Originals division and through APlus.com. Chicken Soup for the Soul Entertainment is a subsidiary of Chicken Soup for the Soul, LLC, which publishes the famous book series and produces super-premium pet food under the Chicken Soup for the Soul brand name.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks (including those set forth in the offering circular) and uncertainties which could cause actual results to differ from the forward-looking statements. The company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Investors should realize that if our underlying assumptions for the projections contained herein prove inaccurate or that known or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections.

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INVESTOR RELATIONS

James Carbonara

Hayden IR

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